Exhibit 23(k)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S-3 of our report dated February 28, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting of Merrill Lynch & Co., Inc., which appears in Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 10, 2012